NUMBER
CERT.9999

APPLE GREEN HOLDING, INC.

SHARES
**********9,000,000**********

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA
$0.0001 PAR VALUE COMMON STOCK

COMMON STOCK
CUSIP 03785B100

THIS CERTIFIES THAT APPLE GREEN HOLDING, INC.

Is The Owner of * NINE MILLION *

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
APPLE GREEN HOLDING, INC.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:______________________
AUTHORIZED SIGNATURE

Vincent Loy Ghee Yaw
Chief Executive Officer